Exhibit 10.2

[Theravance Biopharma Company Logo]

June 16, 2014

Aziz Sawaf

Dear Aziz:

As you know, Theravance, Inc. (“Theravance”) recently spun-off its drug discovery and development business into a separate publicly traded company, Theravance Biopharma, Inc., a Cayman Islands corporation (the “Spin-Off”). You were offered a position with Theravance Biopharma US, Inc., (the “Company” or “Theravance Biopharma US”). The Company is a wholly-owned Delaware operating subsidiary of Theravance Biopharma, Inc.

At Theravance Biopharma US, you will work in the exempt position of Senior Manager, R&D Finance, reporting to Jessica Stitt. Your salary on an annualized basis will be $137,500.

You will be eligible to receive an annual discretionary bonus of up to 15% of your annual salary in 2014 (and each calendar year thereafter). You will be required to be an active employee in good standing at the time the bonus is paid in order to receive the bonus. The Company’s bonus percentage targets may change from time-to-time at the sole discretion of the Board of Directors.

The Company will provide a comprehensive benefits package. Health and welfare benefits include medical, vision and dental coverage, life insurance, long-term disability insurance, and a flexible spending plan. You will be eligible to participate in the 40 I (k) plan. Theravance Biopharma, Inc. will also offer an Employee Stock Purchase Plan, although it has not yet been determined when the first offering period will commence.

As explained in your original offer letter, subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be granted an option to purchase 4,500 ordinary shares of Theravance Biopharma, Inc. at a per share purchase price equal to the fair market value of one Theravance Biopharma, Inc. ordinary share on the date of grant, which will be after the effective date of the Spin-Off. The number of shares subject to the option and the vesting and exercise details of your option grant will be set forth in your option paperwork. The option granted to you will be contingent on your execution of an Option Agreement and will be subject to all terms of the Theravance Biopharma, Inc. 2013 Equity Incentive Plan.

As a condition of your employment, you must sign the enclosed Proprietary Information and Inventions Agreement with Theravance Biopharma, Inc. In addition, we will need all employees to present documents establishing their legal right to work in the United States as required by the government’s Form I-9. We will set up a time to meet with you to complete the necessary paperwork.

As a condition of employment with Theravance Biopharma US, if your offer letter from Theravance included an obligation to repay relocation expenses and/or a signing bonus if you left the Company before the expiration of one year of employment, by signing this letter you acknowledge and agree that any obligation of repayment shall remain in full force and effect.  Should you decide to leave Theravance Biopharma US for any reason prior to the expiration of one year of employment, you will repay the bonus or relocation expenses to Theravance Biopharma US.

While we hope that your employment with Theravance Biopharma US will be mutually satisfactory, your employment status will remain at-will. As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be

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subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Senior Officer of the Company.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy to acknowledge your receipt and acceptance of the terms, and return one copy to me no later than June 16, 2014, saving the other copy for yourself. Please also sign and return the enclosed Proprietary Information and Inventions Agreement. If we do not receive your completed paperwork by the due date your employment with Theravance Biopharma US may be delayed or will not occur.

We are very excited for you to join the Theravance Biopharma US! Should you need further assistance, please don’t hesitate to contact the Human Resources department.

Sincerely,

/s/ Rick Winningham

Rick Winningham

Foregoing terms and conditions hereby accepted:

Signed: /s/ A. Sawaf

Date: 6/16/2014